Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS OCTOBER SAME STORE SALES GAIN OF 9%,
RAISES THIRD QUARTER EPS ESTIMATE

     Pleasanton, California, November 5, 2009 -- Ross Stores, Inc. (ROST) today reported that sales for the four weeks ended October 31, 2009 increased 14% to $557 million from $490 million for the four weeks ended November 1, 2008. Same store sales for the month rose 9%.

     For the thirteen weeks ended October 31, 2009, sales were $1.744 billion, a 12% increase over the $1.555 billion in sales for the thirteen weeks ended November 1, 2008. Comparable store sales for the quarter ended October 31, 2009 were up 8% on top of flat same store sales in the prior year period.

     For the nine months ended October 31, 2009, sales totaled $5.204 billion, up 10% over the $4.752 billion in sales for the nine months ended November 1, 2008. Comparable store sales for the nine months ended October 31, 2009 increased 5% on top of a 3% gain in the same period last year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are very pleased with our October and third quarter performance, as both sales and margins were well ahead of our expectations. Merchandise and geographic sales trends during the month were relatively broad-based. Shoes, Dresses and Home remained the top-performing categories, while the Southwest, Southeast and California were the strongest regions.”

     Mr. Balmuth continued, “We now estimate that earnings per share for the thirteen weeks ended October 31, 2009 will be in the range of $.83 to $.84, up from our prior guidance of $.75 to $.77 and compared to $.44 in the third quarter of 2008.”

     The Company will provide detailed sales and earnings guidance for the fourth quarter ending January 30, 2010 with its third quarter earnings release and conference call on Thursday, November 19th.

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, PIN # 13475608 from 8:30 a.m. Eastern time on November 5, 2009 through 8:00 p.m. Eastern time on November 6, 2009. A transcript of these comments will also be available in the Investors section of the Company’s website at www.rossstores.com.

     The Company expects to report November 2009 sales results on Thursday, December 3rd.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the third quarter ended October 31, 2009 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008 and Form 10-Qs and 8-Ks for fiscal 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of October 31, 2009 the Company operated 955 Ross Dress for Less® (“Ross”) stores and 53 dd’s DISCOUNTS® locations, compared to 906 Ross and 57 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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